EXHIBIT 99.1

INVESTMENT FACT SHEET - WINTER 2011

Spicy Pickle Franchising, Inc.

Investment Fact Sheet
Winter 2011

EXECUTIVE SUMMARY

Even though the Spicy Pickle® brand is more than 10 years old, in many ways it became a new company in 2010. Spicy Pickle Franchising, Inc. underwent significant changes in virtually every aspect of its business and has initiated a new brand growth strategy.

The company for all practical purposes completely changed and upgraded its management team and added great strength to its board.

Today, it operates with much greater depth of experience, including disciplined professional restaurant and franchise executives who have built nationally recognized restaurant brands. Immediately upon arriving in the Spring of 2010, its new CEO, Mark Laramie, created and began to implement a very aggressive business plan that has already produced favorable initial results.

For example, since March 2010, the company has announced:

- installation of a successful 25 year restaurateur and franchising executive, President/ CEO Mark Laramie, and the addition of other new top executives (see management, page 7);
- five new board members: Gregg Marshall, founder and CEO of the nation's second largest distributor to restaurant chains, now a part of Sysco, past senior officer of Sysco, and leading industry consultant; Stacey Reed, a principal investor in SPKL and until 2008 president of the Reed Group; Mo Siegel, legendary founder of Celestial Seasonings and member of the board of Whole Foods among his outstanding credentials; and Carl Vertuca, president of a venture capital and real estate investment firm and managing member of an LLC that is the general partner of a private equity fund. Mark Laramie is also a board member and has previously served as Group VP of Franchising for Little Caesars Ent. Inc., COO of the Quiznos Corporation, President/ COO of Papa Murphys International, and several other senior positions in the restaurant and franchising industries;
- as of October 2010, increased store level profitability through the consolidation of its supply chain with significant reduction in COS;
- increased store level average weekly sales in the second quarter and increased them further in the third quarter through the launch of new advertising techniques and campaigns;
- reached an agreement with the owner of the Bread Garden® trademarks to permit SPKL to reimage its current Bread Garden locations in order to utilize its wholly owned BG Urban Café™ name and brand; therefore, giving SPKL full and exclusive ownership of brand rights and revenue streams at those reimaged locations (the initial four locations have already been redesigned and reopened);
- launched new localized advertising for Spicy Pickle restaurants that has already gained traction, reversing a previously persistent negative sales trend;
- secured funding that should be sufficient to carry the company into 2012;
- cut the cost of ongoing operations to make room for new investment spending on growth and brand development initiatives;
- increased support for franchisees and began to develop new menus for both chains following consumer surveys; and
- improved franchisee recruitment (new North Dakota franchisee) and prepared for accelerated expansion.

KEY STATISTICS

Traded
OTCBB: SPKL

Recent Price
7 cents

52 Week Range
3 - 21 cents

Ave. Daily Vol.
155,747

Shares Out
85.5 million

Estimated Float
53.4 million

Insiders Owns
32.1 million

Total Assets
$5.3 million

Market Cap
$5.98 million

Two Concepts

SPKL is the owner and franchisor of two distinct brands. The Spicy Pickle brand is a fast casual sandwich concept located in the United States while the Bread Garden/BG Urban Cafe brand is a fast ca-

sual bistro café concept located in Canada. For both brands, menu prices are a little above quick service restaurants but less than full service casual dining. Currently, there are 34 Spicy Pickle restaurants in the United States (including six company owned) and 17 Bread Garden/BG Urban Cafes in Canada.

Spicy Pickle restaurants offer culinary inspired food and premium ingredients. The hallmark of a Spicy Pickle restaurant is quality food, "craveable" flavors, fast service and an enjoyable contemporary atmosphere. Bread Garden/BG Urban Cafés offer a full specialty coffee bar, breakfast pastries, sandwiches, salads, desserts, diverse hot entree selections and beer and wine, to appeal to the multi-cultural Vancouver population.

SPKL generates operating revenue today principally from its own six restaurants and also from royalties, advertising fees and rebates, based on the sales at its franchise restaurants. The company believes that based on current construction schedules it will open six more Spicy Pickle restaurants in 2011, with an increase in openings in 2012 and beyond.



Bread Garden Urban Cafes 2008 Acquisition

In 2008, SPBG Franchising Inc., a wholly owned Spicy Pickle Franchising Inc. subsidiary, purchased the rights to operate as the franchisor of all Bread Garden Urban Cafes, including the then existing cafes. Bread Garden Urban Cafes are well known in British Columbia, as the brand has successfully operated for over 30 years in the Vancouver area. The cafes offer Wi-Fi service and are a popular destination throughout the day and evening. As is typical of European style restaurants, the food is displayed in refrigerated glass cases giving customers a visual experience before they choose their menu items.

While the Bread Garden brand has a storied history in Vancouver, it was time in 2010 for the locations to begin to be refreshed and reimaged. In October of that year, SPKL announced it had reached an agreement with Premium Brands Operating Limited Partnership, owner of the Bread Garden trademarks, to permit SPKL to re-image and update the current Bread Garden locations utilizing SPKL's new, wholly owned BG Urban Café trademark.

With full ownership of its own brand, after re-imaging, SPKL will have full and independent brand rights and revenue streams for all existing sites and channel development. Upon reaching that agreement, the company immediately began a brand re-imaging program with a fresh new look and menu. The first four restaurants were already rebranded in the fall of 2010 and initial results are favorable.

The company noted that the new image "is not just a cosmetic makeover. There is a new menu, new suppliers, new décor, a stronger franchise operation and improved staffing. Customer reactions were very positive in the first three weeks of the new operation."

Bread Garden and BG Urban Cafe restaurants are well located, with five cafés in the densely populated and highly foot trafficked downtown Vancouver area.

Spicy Pickle Concept And History

Spicy Pickle brand was founded in 1999 as a sandwich shop to serve "craveable" sandwiches with a large variety of high quality ingredients that distinguished them from ordinary sandwiches found at traditional sub shops. The first Spicy Pickle location established a cult following offering Panini style sandwiches and an extensive build your own sandwich menu. By 2001, two more restaurants were opened and in 2003, Spicy Pickle Franchising, LLC was established.

The concept is designed to appeal primarily to a daytime population of white collar administrative, managerial and professional people, college students, university personnel, and higher median income families looking for quality, tasteful and fast meal alternatives. Surveys show approximately 60% of all Spicy Pickle diners are women. Spicy Pickle restaurants serve high quality meats and fine artisan breads, baked fresh daily, with a wide choice of cheeses and fresh toppings along with marinated vegetables and others roasted and prepared daily, and pro-

prietary spreads to create quality, delicious Panini and sub sandwiches with flavors from around the world. Spicy Pickle brand's high quality meats, including those cooked in natural spices, and cheeses are preservative free and contain no MSG, additives or artificial flavors. Its artisan breads are baked daily on the premises.

Spicy Pickle restaurants provide an up-front order and pay system similar to fast food outlets but a delivery system closer to casual sit down restaurants. The food is now served on plates and brought to the table within 5-7 minutes. Take-out, including an advance call-in option, is also available along with a popular catering program. The company is helping franchisees put more emphasis on catering to help increase sales outside their four walls, thus maximizing their capital investment and capacity.

Spicy Pickle in the Fast Casual Market

The fast casual market is a key, growing segment of the restaurant industry. According to an article by Food Product Design, which also cited a recent highly regarded Mintel foodservice report, "the fast-casual restaurant category accounted for estimated sales of $23 billion in 2010, up nearly 30% since 2006. The still-emerging segment of fast-casual restaurants seeks to offer a higher-quality dining experience yet the convenience of fast-food restaurants. Average ticket prices range from $6 to $12 per ticket, placing diner expense somewhere between fast food and casual dining.

"Other hallmarks of fast-casual include modified table service, sometimes more emphasis on healthful foods and occasional availability of beer and wine. 'The relatively new fast-casual category has fared well through the recession, as people can see the added value in the food and atmosphere, despite the slightly higher price point,' says Eric Giandelone, director of foodservice research, Mintel. 'The majority of restaurant-goers say quality is the most-important determinant in their choice of a restaurant, which will continue to help this category grow.'"

The fast casual segment has grown from $4.5B in 1999 to $18.4B in 2009, according to a report by Technomic, a Chicago-based food industry consulting and research company. According to the Technomic's Trends & Directions Conference in June 2010, the fast-casual segment is also faring better than others during these difficult times. While final numbers for the year are still pending, the fast casual segment growth was projected last June to be about 4.5% for 2010 compared to 1% for quick service


BG
URBAN CAFÉ

restaurants and only 0.5% for full service restaurants. It is believed that this growth will continue to accelerate as more of the population chooses alternatives with greater quality over that of fast food. Fast casual's acceptance indicates America's growing taste for high-caliber food prepared quickly. Chains positioned in the fast casual market, such as Chipotle and Panera, continue to experience substantial yearly same-store increases.

Spicy Pickle brand is still in the early stages of brand identity. Yet it believes it has already developed a name and reputation for delivering great tasting food with interesting flavor profiles and providing a sought after flexibility for broad customization of meals. SPKL says it has reached a level of brand identification in Colorado where people differentiate its products from other sandwich and food shops and affirmatively seek them out. This, the company believes, is evident by its significant repeat business and customer loyalty.

Fast casual dining is the fastest growing segment of the restaurant industry, according to management, because it offers the value proposition of speedy service (close to fast food without the extensive pre-preparation) with quality closer to sit down dining and meals prepared to order. Fast casual appeals to baby boomers, GenXers, and the now emerging GenY's with over 75% of customers aged 25 to 54.

Today, restaurateurs are emphasizing value per dollar. That doesn't mean fast casuals are becoming McDonald's or Burger King, but savvy operators are recognizing the importance of strategically priced menu items. By offering higher quality food at reasonable prices, by serving their entrees on plates in an environment that welcomes business professionals, and by giving their guests the opportunity to broadly customize their own entrees and meal purchases, Spicy Pickle locations differentiate themselves from that of other traditional sandwich brands in a very meaningful way.

Management notes fast casual operators have built their businesses and reputations on quality products and distinctive atmospheres. According to the National Restaurant Association's 2009 Restaurant Industry Forecast, the top trend for both full and quick-service restaurants is increased focus on value, quality and healthy eating. Restaurant customers interviewed by the association recently said they would frequent a full or quick-service restaurant more if it provided a variety of these dining options

Management at SPKL has reviewed its marketing programs and created

new ones to make sure they clearly reinforce its brand identification and identify its core competency, offering the best sandwich entrees with the greatest flavor profiles of any brand anywhere. Location focused advertising campaigns have been launched, and have proven to be successful. Within the stores, it is emphasizing top quality photographic displays of selected items to enhance sales of those choices. High quality food photography is being depicted in menus, menu boards, wall decoration and on social media sites like Yelp as well as its own website. Similar upgrades are being carried out for the new BG Urban Cafés locations.

Real Estate

One of the most attractive aspects of fast casual is the propensity to generate high dollars per square foot. Typically the space requirements are small and the customer counts high, making this sector favorable as a tenant and to nearby tenants in retail developments.

Fast casuals' ability to draw customers to an area makes them a popular tenant. Location and visibility are key attributes to site selection. Restaurants, like those operated by SPKL that value freshness and quality, must locate in areas that get enough day time traffic to turn their tables quickly. Spicy Pickle and BG Urban Cafe restaurants, unlike some other fast casual bakery cafe concepts which are constrained to sites of 3,000+ sq. ft., compete for approximately 1,800 to 2,200 sq. ft. of high visibility, end cap locations with adequate ingress, egress and parking.

The 1,800 to 2,200 sq ft. market is competitive, however, even with the economic slowdown. Site selection and lease negotiation are the longest steps in the process from franchisee signing to restaurant opening. That takes 6 to 8 months of the 10 to 12 month process. Nevertheless, commercial real estate prices have come down substantially, which bodes well for the long term profitability of future franchisees. Those with the financial strength to move forward are now in a position to negotiate very favorable terms in prime locations. The lack of financing for franchisees, although recently improved, continues to be a challenge to more rapid expansion.



New Corporate Strategy

SPKL's strategy consists of five parts:

1. improving current operations, both corporate and franchise;
2. attracting Multi-Unit, experienced operators;
3. owning and operating corporate stores for training and R&D
4. leveraging growth through additional multi-unit concepts or complementary products that can be converted or run with SPKL's existing infrastructure; and
5. developing non-traditional venues that offer exceptional brand recognition opportunities such as airports, institutional feeders and arenas.

Each of these provides an opportunity to expand the Spicy Pickle concept into new territories bringing immediate benefits in distribution, vendor agreements, manufacturing discounts and rebates, marketing concentration, and in the case of a conversion or alternative venue, more public awareness of the brand.

A typical Spicy Pickle restaurant costs approximately $300,000, including tenant improvement, furniture, equipment and fixtures. BG Urban Café restaurants are slightly larger and a little more capital intensive due to the full specialty coffee set up and display cases. Training, working capital, grand opening marketing costs and initial inventory are separate. SPKL believes that experienced multi-unit operators and franchisees will be able to leverage the concept in their existing development areas where they already operate fast food or casual dining restaurants.

To be a successful concept, SPKL believes it must own and operate restaurants and have a selective franchise recruitment program. The company believes it should continue to operate corporate restaurants in the Denver


Spicy Pickle

metropolitan area. It currently has six restaurants operating with one to be reopened when a suitable location is found. The goal of these restaurants, other than their revenues, is to test concepts and prepare to roll out new menu options, point of purchase materials, and advertising before giving these programs to franchisees.

The BG Urban Café brand also has a very good expansion opportunity in Western Canada and could grow to well over 50 restaurants in British Columbia with another 50 locations in the Alberta markets, management believes.

In both brands, early franchise sales were sometimes made to smaller franchisees with limited or no restaurant experience. The early Denver restaurants were, until late 2007, operated by franchisees. Subsequent franchise sales, mostly out of state, were made to experienced restaurant franchisees although not necessarily for multi-unit developments. More recent sales have been to a strategic group of franchisees that are capable of expanding the system, improving unit volumes, and developing a territory in a reasonable time frame. These franchisees have multi-unit experience, are well financed, and have infrastructure to open, market and operate multiple restaurants.

The company said recently, "We continue to work on our portfolios of restaurants in the United States and Canada and we continue to have net increases in our store counts. More importantly, we are building more economically, finding better rents, and increasing efficiencies in the kitchen that reduce costs and labor. All of this should show up as better returns for the franchisees and increased unit sales which should translate into increased royalty revenue and continuing interest in expansion by existing and new franchisees."

Prime Venues Sought

Certain venues offer an outsized opportunity to expose SPKL's concepts to potential customers. Some, like sports venues, are more local. Others, although expensive, can produce sales volume above the typical strip mall locations home to most fast casual concepts. Among these, airports rank the highest due to the large audience. Accordingly, SPKL is aggressively pursuing airport venues for both of its concepts.

For the Bread Garden/BG Urban Café brand, the company in mid-2009 opened a site in the new Air Canada terminal in Vancouver. This terminal serves all domestic routes for the airport. The company has also built and opened a franchise site in the Kamloops airport in British Columbia.

Management

Attracting and supporting qualified franchisees and running successful corporate restaurants requires personnel capable of operating restaurants as well as helping franchisees on an ongoing basis. The company believes it has recently strengthened its core infrastructure greatly with proven executives in the restaurant and franchise industry, both in its management ranks and at the board level. In order to reach its near term goal of more than 100 combined corporate and franchised restaurants, management and the board continue to identify and evolve company needs and opportunities.

Expansion Outlook Update

SPICY PICKLE

- A franchisee opened a Spicy Pickle in Temecula, CA in March 2010 on the ring road of a shopping center that attracts a typical customer.
- In March 2010, the Houston franchisee opened a second Spicy Pickle restaurant in Houston next to the Reliance Center, home of the NFL Houston Texans, just down the street from the Houston Medical Complex, one of the largest and most famous in the world. It encompasses 42 non-profit providers and has over 100,000 daily patients and visitors. With about 50,000 employees, the Texas Medical center members are the largest employer in Houston, responding to over 4.5 million patients annually.
- In October 2010, the Houston franchisee opened its third Spicy Pickle location in Houston near Rice University and announced that it was in the process of leasing a site for a fourth restaurant. This new restaurant serves beer and wine.
- SPKL noted, "The new [third] Houston location is in the middle of our target demographic serving residential, office and commercial complexes that are frequented by our typical customer. It will have extended hours and serve beer and wine to accommodate an early evening and dinner business. We believe this will be a very busy location." A fourth Houston location is currently in development.
- The company said, "We are fortunate to have franchisees in a position to continue to build out their development areas. This also reflects, however, our sharpened strategy of the past few years, to primarily team up with stronger franchisees that can build and successfully operate multiple restaurants. Every new restaurant adds to the efficiencies of distribution, marketing and branding and creates greater opportunities for the local residents and businesses to become familiar with our food."
- A new franchise agreement has been signed for Billings, Montana, the first in that state. A preferred site has been identified and would provide for a fall opening if a lease is signed.
- The Las Vegas, Nevada franchisee has entered into the construction phase for a second location.
- The Naperville, Illinois franchisee has opened its first restaurant.
- A new franchisee was signed and will locate its restaurant in Minot, North Dakota. The owner is a 26 year resident of that town and is expected to begin construction for his restaurant in the spring of 2011.

BREAD GARDEN URBAN CAFE

The Bread Garden chain in Vancouver is being redesigned and rebranded as the BG Urban Cafe brand. Upon completion of the re-imaging, SPKL will have full and independent brand rights and revenue streams for all future and existing locations and channel development. When all the rebranding is completed in 2011, there should be 15 BG Urban café locations operating. The following is recent Bread Garden/BG activity in the Vancouver area:

- In November, 2010, the first café location was rebranded and opened as BG Urban Café. It has a new menu, new suppliers, new décor, and a stronger operation, including improved staffing. The goal is to implement such improvements during the rebranding for each of the brand's cafés in Canada.
- SPBG Franchising, Inc., a British Columbia company wholly owned by Spicy Pickle Franchising, Inc., opened, through its franchisees, three new Bread Garden Urban Café locations in downtown Vancouver early in 2010 in time for the winter Olympics, and they each enjoyed strong sales.
- In March 2010, another Bread Garden Urban Café location was opened in downtown Vancouver by another franchisee of SPBG. This was the third downtown location recently opened and the fifth overall in the densely populated downtown area.
- As one of the cafes opened prior to the Olympics, the Bread Garden Café location at Hornby & Davie opened in February, 2010.
- The Bread Garden Café on the new Granville pedestrian mall in the heart of Vancouver also opened.
- The location at the popular Whistler Ski Mountain is now open and operating.
- A restaurant in West Vancouver was converted to a Bread Garden Urban Café location and began royalty payments in the first quarter 2010.
- The new menu for BG Urban Café brand has been instituted, and the supply chain consolidation and changeover as been completed.

In addition to the above, there were also some store closures in each brand during 2010. For a more complete picture of store openings and closures, please see our most recently filed quarterly and year-end financial statements.

Capital Background

There were 84,494,274 weighted average shares outstanding at the end of the third quarter and 83,160,941 weighted average shares outstanding at the end of the nine months of 2010.

In 2010 to date, the company entered into an agreement with two board members whereby they loaned the company up to $2 million as a revolving credit line. The note bears interest at 10% a year and matures May 1, 2013. At the lenders' option, the note can be converted to common stock at 10.5 cents a share, the value on the date of the note. For every two shares of common stock issued upon conversion, the lenders will receive a warrant to purchase one share of common stock at 120% of the average volume weighted average price per share for the 10 trading days prior to the conversion. The note is also secured by company assets. At the same time as the above, the holders of two convertible notes from September 2009 agreed to extend the due dates on their notes so that they now coincide with the due date of the note discussed above.

These earlier notes were for an aggregate of $800,000, bearing interest at one point above prime.

They are also convertible, at the lenders' option, to common stock of the company at 13 cents a share, the value on the date of the notes. If converted, for every two dollars converted into common stock, these lenders will receive a warrant to purchase one share of common stock at 120% of the average volume weighted average price per share for the 10 trading days prior to the conversion. The notes are also secured by company assets.

In September 2009, the company completed two financings. One was a private placement of approximately 16 million common shares and warrants to purchase an additional 8 million shares for gross proceeds of $2.1 million. The second redeemed approximately 94 shares of the outstanding Preferred Series A shares for $800,000 and converted the remaining preferred shares into common stock. Approximately 308 preferred shares were converted at a rate of $1.25 per common share for which SPKL issued approximately two million common shares. The balance of approximately 237 preferred shares were converted at 42.5 cents a common share for which the company issued approximately 4.7 million common shares.

The company said, "These extremely beneficial transactions show strong belief in our company by the preferred shareholders and participants in the equity offering. The conversions are considerably above current market and indicate confidence that our company has significant future value. The conversions eliminated a dividend paying security and eliminated provisions of the preferred that made additional financing extremely difficult. These transactions provide working capital and eliminate a stock overhang on the market.

"The number of shares issued is only a fraction of what would have been required if the preferred securities remained based on their price setting provisions. Therefore, we saved considerable potential dilution."

Part of the fully diluted shares is employee stock options exercisable at varying rates between 6 cents and 20 cents, tied to their date of grant.

SPKL raised $400,000 at startup, several hundred thousand more over the following two years, $2 million in a private offering in 2006, and an additional $1.8 million in a self underwritten public offering in summer 2007. At the end of 2007, the company raised almost $6 million in private convertible preferred stock. Additionally, sales of franchises have been used as working capital although booked as deferred revenue on financial statements until the respective restaurant opens.

MANAGEMENT BIOS

Mark Laramie - Chief Executive Officer

The company in April 2010 divided its CEO/President role and appointed Mark Laramie as CEO effective immediately. Mr. Laramie is a restaurant executive with over 30 years' experience growing companies and expanding regional brands into national and international markets. He has extensive experience in retail operations, franchising, brand management and organizational development. From 1983 to 1998 he was the Group VP of Franchising for Little Caesars Enterprises Inc., overseeing 600 franchise entities and more than 3500 restaurants. He also was the managing partner of a 53-store franchisee of Little Caesars. From 1998 to 2001 he was the COO of Quiznos Classic Subs and then President/CEO of Quiznos of Canada and the UK. From 2002 to 2006 he was President/COO of Papa Murphy's International where he helped build that chain to over 1000 restaurants. From 2007 to 2009, Mr. Laramie has been the CEO/Chairman of Pinnacle Restaurant Group and FranExecs Consulting Group.

Clint Woodruff - Chief Financial Officer

Mr. Woodruff is a certified public accountant. He has more than 14 years experience in corporate accounting from Senior Accountant to Vice President of Finance and Controller. He has in-depth experience in restaurant and franchise operations, including from 2000 to 2007 at Champps Entertainment, a publicly owned restaurant company.

Peter Wright - Chief Development Officer

Mr. Wright has over 13 years' experience in franchising and licensing in both traditional and non-traditional development channels in the U.S., Canada and international markets. His experience includes prominent brands such as The Counter©, Panera Bread, and Starbucks Coffee. His franchising experience primarily consisted of negotiating development agreements with experienced multi-unit restaurant operators. His licensing experience included brand development in airports, universities, business and healthcare locations, convention and special event venues, and hotels.

Jeff Branton - Vice President, General Manager, CA

Jeff joined the company as Vice President and General Manager of its Canadian operations. He had been working as a marketing, operations and corporate development executive in Canada for the past eight years, much of that time for Papa Murphy's International and Quiznos Restaurant Corporation.

RECENT OPERATING RESULTS (MM)		
Nine Months Unaudited (9/30)	2010	2009
Revenue	$3.321*	$3.182
Operating Costs & Expenses	5.019	4.496
Operating Loss	1.698	1.315
Net Loss	1.833	1.363
Comprehensive Loss	1.852	1.571

**Primarily company owned restaurant revenues; company operated one less restaurant in 2010*

Per the company's most recently filed financials, revenues have begun trending upward and the company is controlling core expenses. The recent loss, however, widened as a result of investments in marketing, store re-branding and non-cash charges relating to recent management changes.

The company noted that about $350,000 in expenses for the quarter was either non-cash or severance related. Advertising spending was increased for both brands. And the company invested in strengthening management and its board. It has borrowed about half on its $2 million line of credit.

CEO Mark Laramie said, "Most importantly, we are now seeing increased restaurant average weekly sales. We are also beginning to experience improved unit level economics as a result of our new supply chain. Revenue was reduced by closing one company owned restaurant pending relocation."

SPKL currently employs ten full time people at its corporate office in Denver, Colorado and four at its BG Urban Cafe Office in Vancouver, British Columbia.

The company explained that during this period it is negotiating the best food costs it can while maintaining its standard of quality natural products without preservatives MSG, additives, extenders or artificial colors or flavor. SPKL is working to contain costs while preserving the essential infrastructure. Also, it has reduced the startup costs for restaurants going into construction and has reduced labor costs through a redesign of the kitchen layout.

Outlook

"We are still somewhat dependent on the economy and consumer spending but we believe we have accomplished a great deal in a short time. Through the marketing and re-branding investments we are making, and will continue to make, we are positioning both of our brands for future growth and development. We are optimistic 2011 will be a very active year in terms of franchisee development activities.

At September 30, there were 32 Spicy Pickle restaurants operating and 18 Bread Garden Urban Cafes. One more Spicy Pickle has since opened in Houston. By year end, we should have about 34 Spicy Pickles operating. We expect 2011 to be a very active year in terms of franchisee development activities," concluded Laramie.

THIRD QUARTER RESULTS		
Ended September 30	2010	2009
Revenue (unaudited) (MM)	$1.133*	$0.954
Total Op. Costs & Expenses (MM)	1.890	1.509
Net Loss (MM)	0.802	0.634
Assets		
Total Current Assets	1,127,956	1,288,423
Total Assets	5,304,870	5,839,194
Liabilities		
Def. Franchise Rev.**	349,500	661,500
Total Current Liabilites	1,451,044	1,208,359
Shareholders' Equity	1,982,005	3,343,507

**Reflects six corporate owned restaurants in 2010 vs seven in 2009*

***Does not represent a cash liability;taken into revenue as restaurants open*

Company Contact:
Clint Woodruff, CFO
clint.woodruff@spicypickle.com
303-297-1902 x7028

At The Investor Relations Company:
Woody Wallace
wwallace@tirc.com
312-245-2700